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
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

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                     (AMENDMENT NO. 12 - FINAL AMENDMENT )*


                                 Frontstep, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Shares, Without Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  35921W 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               February 18, 2003
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 35921W 10 1
-------------------------------------------------------------------------------------------------------------------------------

      1.   Names of Reporting Persons.
           I.R.S. Identification Nos. of above persons (entities only).

           Lawrence J. Fox

-------------------------------------------------------------------------------------------------------------------------------

      2.   Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)   .........................................................................................................
           (b)   .........................................................................................................

-------------------------------------------------------------------------------------------------------------------------------

      3.   SEC Use Only ..................................................................................................

-------------------------------------------------------------------------------------------------------------------------------

           Citizenship or Place of Organization
      4.
           United States

-------------------------------------------------------------------------------------------------------------------------------


                 5. Sole Voting Power                                      -0-
Number of
Shares           --------------------------------------------------------------------------------------------------------------
Beneficially
Owned by         6. Shared Voting Power                                    -0-
Each Reporting
Person With      --------------------------------------------------------------------------------------------------------------

                 7. Sole Dispositive Power                                 -0-

                 --------------------------------------------------------------------------------------------------------------

                 8. Shared Dispositive Power                               -0-

-------------------------------------------------------------------------------------------------------------------------------

      9.   Aggregate Amount Beneficially Owned by Each Reporting Person    -0-

-------------------------------------------------------------------------------------------------------------------------------

      10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)............................

-------------------------------------------------------------------------------------------------------------------------------

      11.  Percent of Class Represented by Amount in Row (9)               -0-

-------------------------------------------------------------------------------------------------------------------------------

      12.  Type of Reporting Person (See Instructions)  IN

-------------------------------------------------------------------------------------------------------------------------------
...........................................................................................................................

ITEM 1.
         (a)      Name of Issuer
                  Frontstep, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  2800 Corporate Exchange Drive, Columbus, Ohio 43231

ITEM 2.
         (a)      Name of Person Filing

                  This Schedule 13G is filed on behalf of Lawrence J. Fox

         (b)      Address of Principal Business Office or, if none, Residence

                  c/o Chester Willcox & Saxbe LLP
                  65 E. State Street, Suite 1000
                  Columbus, Ohio 43215

         (c)      Citizenship

                  United States

         (d)      Title of Class of Securities

                  Common Shares, Without par value

         (e)      CUSIP Number

                  35921W 10 1


ITEM 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)      [  ] Broker or dealer registered under section 15 of the Act
                       (15 U.S.C. 78o).

         (b)      [  ] Bank as defined in section 3(a)(6) of the Act
                       (15 U.S.C. 78c).

         (c)      [  ] Insurance company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c).

         (d)      [  ] Investment company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C 80a-8).



         (e)      [  ] An investment adviser in accordance with
                       Section 240.13d-1(b)(1)(ii)(E);

         (f)      [  ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g)      [  ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

         (h)      [  ] A savings associations as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [  ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [  ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.  Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:                       -0-

         (b)      Percent of class:                                -0-

         (c)      Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote   -0-

                  (ii)  Shared power to vote or to direct the vote -0-

                  (iii) Sole power to dispose or to direct the disposition of -0-

                  (iv)  Shared power to dispose or to direct the disposition of -0-

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

ITEM 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable

ITEM 8.  Identification and Classification of Members of the Group

Not applicable

ITEM 9.  Notice of Dissolution of Group

Not applicable

ITEM 10. Certification

         (a) Not applicable
         (b) Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       3/10/03
                                          --------------------------------
                                                        Date

                                          /s/ Lawrence J. Fox
                                          --------------------------------
                                                     Signature

                                          Lawrence J. Fox
                                          --------------------------------
                                                     Name/Title